EXHIBIT 8.3
                                                       TO REGISTRATION STATEMENT


CLARKE & CO.                                           PARKER HOUSE
ATTORNEYS -AT-LAW                                      WILDEY BUSINESS PARK
                                                       WILDEY ROAD,
                                                       ST. MICHAEL, BARBADOS


         2113.0002.0001                                           April 8, 2002

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010


Dear Sirs:

                          Re: Leucadia National Limited
                          -----------------------------

         We are the legal advisers in Barbados to Leucadia National Corporation, a company incorporated in the United States of America ("Leucadia"). We have been asked to render an opinion with respect to matters of Barbados law mentioned in the "Schedule 14A (Rule 14a-101) Information Required in Proxy Statement Schedule 14A Information" (the "Proxy Statement").

         In rendering this opinion we have considered relevant laws of Barbados including:

                  i.       the International Business Companies Act, 1991-24;
                           and

                  ii. the Companies Act, Chapter 308 of the laws of Barbados.

         In connection with this opinion we have assumed that Leucadia National Limited, were it to be registered in Barbados and were it to obtain an international business company licence, would carry on its operations in Barbados so as to be considered by the Commissioner of Inland Revenue in Barbados as being managed and controlled in Barbados for the purposes of the Convention between Barbados and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income.

         The law covered by the discussions set forth below is limited to the law of Barbados. We are attorneys admitted to practice only in Barbados. We do not opine on, and we assume no responsibility as to, the applicability to or the effect on any of the matters covered herein, of the laws of any jurisdiction other than those of Barbados.

         Based upon and subject to the foregoing, we are of the opinion that the discussions set forth under the headings "We may become subject to Barbados tax, which will reduce our net income" and "Barbados Tax Consequences" in the Proxy


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Statement accurately reflect our opinion with respect to the matters set forth therein.

We as opinion givers, are under no obligation to advise the opinion recipient of changes in law or fact that occur after the date of the opinion letter - even though the change may affect the legal analysis, a legal conclusion or informational confirmation in the discussions.

We hereby consent to the reference to our firm under the section entitled "Legal Matters" in the Proxy Statement.



                                            Yours faithfully,

                                            Per:  /s/ Clarke & Co.














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